Powered by Integrity THE UGI CODE OF BUSINESS CONDUCT AND ETHICS

CODE OF CONDUCT TA BL E O F co nt en ts Welcome to the Code 01 What We Believe 02 I Am Committed Follow the Code 03 Share Concerns 04 Do Your Part 06 Choose What is Right 07 I Am Safe Safety is Our Foundation 08 I Am Respectful Support Equal Opportunity 11 and Non-Discrimination Safeguard Against 12 Harassment I Am Ethical Partner Ethically With Customers 14 With Third Parties 15 With the Government 17 Compete Fairly 19 Never Bribe 20 I Am Secure Protect UGI Assets 22 Secure Confidential 23 Information and IP Maintain Privacy 25 Use AI Responsibly 27 Keep Good Records 28 Prevent Fraud 29 I Am Honest Avoid Conflicts of Interest 30 Handle Gifts and 32 Entertainment Appropriately Protect Inside Information 35 Follow Trade Laws 36 Prevent Money Laundering 37 I Am Kind Communicate with Care 38 Promote Human Rights 40 Protect Our Environment 41 Support Communities 42 Before You Go 44 Need Help? 45

Our Core: Always do the right thing. This simple principle guides every decision and defines our character as an organization. It is also the foundation for every “I am” commitment that you will find in this Code. Our Values: Every day, we have opportunities to bring our Values to life. This Code helps us to channel our inner Problem Solver, embrace our role as an Owner, act Ethically in all situations, work Together with integrity, stay Innovative while staying principled, and find the Courage to speak up when needed. Our Stands: Everyone and everything is always safe. Every customer matters. Employees thrive at UGI. UGI advances a sustainable future. By living our Values and upholding our Stands together, we have customers who trust us, employees who thrive, and a sustainable future we all will be proud of building. Our Role: How do we live up to these Stands? This is not just a rulebook; it reflects who we are and who we aspire to be. Every day, we can deliver positive energy through our ethical choices and actions. Each “I am” statement in this Code represents our personal commitment to our shared Values. When each of us embraces “I am Committed,” “I am Safe,” “I am Respectful,” “I am Ethical,” “I am Secure,” “I am Honest,” and “I am Kind,” we take ownership to make UGI exceptional. When each of us live these Values, we not only represent UGI—we ARE UGI. BE U. BE UGI. Sincerely, Robert C. Flexon President and Chief Executive Officer, UGI Corporation 1 WELCOME TO THE CODE OUR PURPOSE: Delivering Positive Energy Every Day. At UGI, we do not simply deliver energy; we deliver positive energy that powers communities, businesses, and lives every day. Our Code of Conduct is our guide to living our values and upholding the stands that make us who we are, a team Powered by Integrity. CODE OF CONDUCT

CODE OF CONDUCT 2 PROBLEM SOLVERS OWNERS ETHICAL TOGETHER INNOVATIVE COURAGEOUS WHAT WE BELIEVE OUR PURPOSE: Delivering Positive Energy Every Day. OUR VALUES: OUR STANDS: EVERYONE AND EVERYTHING IS ALWAYS SAFE • UGI is built on safety; safety is the foundation for everything • Safety is multi-dimensional and all-encompassing • Everyone owns and proudly celebrates safety EVERY CUSTOMER MATTERS • Customers love and trust the UGI brand • Customers love UGI’s relentless innovation • Customers are grateful for their experience EMPLOYEES THRIVE AT UGI • We own the stands we take • Employees make an impact every day • A culture of joy, growth, and breakthrough performance UGI ADVANCES A SUSTAINABLE FUTURE • A breakthrough company that adapts to any environment • Relentless pursuit of operational excellence • Essential role in evolving our energy future

CODE OF CONDUCT 3 FOLLOW THE CODE United by Purpose. Bound by Values. GETTING TO KNOW THE CODE Our Code of Business Conduct and Ethics (the Code) represents more than just rules, it is how we honor our customers, live our Values, and continue building on our 140+ years of delivering positive energy. In our Code, you will find: Information to help you follow our policies and the law, wherever you work Help with everyday ethical situations you might face on the job Resources available to answer your questions Our Code gives you the tools you need to make the right decision, no matter what challenge you face. WHO MUST FOLLOW OUR CODE? Our Code applies to all employees of UGI Corporation and its consolidated subsidiaries (UGI), including part-time, seasonal, flex, and temporary employees, and to the members of our Board of Directors. We also expect our third-party consultants, contractors, vendors, and service providers to live up to the expectations outlined in our Code. — WHAT IF SOMEONE VIOLATES OUR CODE? Violations of our Code damage our reputation, and the trust people place in us. That is why violations may lead to disciplinary action, up to and including termination of employment for employees, or termination of business relationship for third-party partners. If a violation is severe or laws have been broken, those involved (and even UGI) may face civil or criminal consequences. I AM COMMITTED

CODE OF CONDUCT 4 SHARE CONCERNS WE ARE PROUD OF OUR “OPEN DOOR” CULTURE. When you are unsure about the right thing to do, ask someone. If you see something that does not seem right, speak up. That is what our “Open Door” culture means. Submit reports in good faith. Sharing a concern in good faith means you honestly believe there may be a violation of our Code, policies, or law. Start with your manager, as they are often best positioned to help you. — If you are uncomfortable talking to your manager or your concern has not been addressed, you have other options: • Any member of management • Your local Human Resources representative However you choose to speak up, your concern will be handled promptly and discreetly. THE UGI INTEGRITY HELPLINE IS AVAILABLE 24/7 Two ways to reach us: Online Phone: 866-384-4272 (US toll-free) International dialing instructions — About the UGI Integrity Helpline: The UGI Integrity Helpline is run by an independent third-party company. You may remain anonymous where allowed by law, and translation services are available. When you contact the UGI Integrity Helpline, a specialist documents your concern and forwards it to the UGI Ethics & Compliance Group. • Corporate Human Resources • Corporate Legal Department • The UGI Ethics & Compliance Group • The UGI Integrity Helpline I AM COMMITTED

CODE OF CONDUCT 5 AFTER YOU SPEAK UP Your question or concern will be promptly reviewed by the appropriate team. Information is shared only with people who need to know to address your question or concern. UGI follows global whistleblowing regulations that protect employees who speak up. This means we: 01 Provide secure, accessible reporting options 02 Prohibit retaliation against whistleblowers 03 Have clear and impartial processes A prompt and fair investigation will be conducted. Sometimes we may need your help during this process, and we expect your full honesty, confidentiality during an active investigation, and complete cooperation. Never interfere with or attempt to influence investigations. We maintain confidentiality to the extent legally possible. If we find a violation of our Code, policy, or the law, we will take appropriate corrective action. Note: While we may update you on the investigative status, we may not be able to share specific outcomes or actions taken. I AM COMMITTED WE NEVER RETALIATE We prohibit retaliation against anyone who reports violations or misconduct, raises concerns, participates in investigations or exercises their legal rights. Retaliation includes firing, demoting, harassing, or excluding someone from work activities. It also includes threats or negative changes to work assignments. If you feel that you have been retaliated against, or a fellow employee has been retaliated against, reach out to your manager, the UGI Ethics & Compliance Group, or someone in the Share Concerns section. Anyone who retaliates will face immediate disciplinary action, up to and including termination of employment. BE INFORMED Open-Door Policy Non-Retaliation Policy Whistleblower Policy

CODE OF CONDUCT 6 DO YOUR PART EACH OF US PLAYS A CRITICAL ROLE BY ACTING WITH INTEGRITY. FOLLOW THE LAW: Everyone must conduct business legally and ethically, regardless of role or location. Follow all applicable laws, rules, and regulations. If our Code is stricter than local customs or laws, contact the Legal Department for guidance. EMPLOYEE RESPONSIBILITIES: Be professional, honest, and ethical in every action you take. Never engage in conduct you know is wrong. No one has authority to ask you to break the law or violate our Code. Speak up by reporting suspected unethical conduct, illegal activity, or policy violations. Cooperate fully with investigations and ask questions when unsure about legal or ethical requirements rather than making assumptions. MANAGER RESPONSIBILITIES: As a manager, you set the culture and work environment for your team. Support your team and clarify expectations. When someone raises a concern: listen carefully, thank them, and take it seriously. Protect confidentiality and escalate Code violations to the UGI Ethics & Compliance Group. Never allow or participate in retaliation. Address misconduct promptly and never ignore warning signs. I AM COMMITTED

CODE OF CONDUCT 7 CHOOSE WHAT IS RIGHT ASK YOURSELF THESE QUESTIONS: If all answers are “yes” - proceed. If any answer is “no” or “I am not sure,” stop and seek guidance. Does what I am doing reflect our Values and align with our Stands? Am I following our Code, policies, and the law? TH IN K B EF O RE Y O U A C T. I AM COMMITTED Am I doing what is right for UGI, our employees, customers, investors, and communities? Would I be comfortable if my actions or my words were made public?

CODE OF CONDUCT 8 WE SUPPORT PHYSICAL AND MENTAL WELLBEING To us, safety means more than physical safety and the safety of your surroundings. It also means taking care of the whole person, body and mind. UGI is committed to creating an environment where employees can thrive physically, mentally, and emotionally. You can take care of yourself by showing up rested and ready to work safely. When you need support, speak up. Your wellbeing matters. We look out for one another by checking in on colleagues, offering support, and respecting boundaries. Stress, burnout, and mental health challenges are real and impact our ability to work safely and effectively. If you are struggling, reach out to your manager or Human Resources. UGI provides programs and resources to support you. Seeking support is a sign of strength, not weakness. Taking care of your mental health is as important as addressing a physical injury. I AM SAFE SAFETY IS OUR FOUNDATION NOTHING IS MORE IMPORTANT THAN THE PHYSICAL AND MENTAL WELLBEING OF OUR EMPLOYEES, CUSTOMERS, AND COMMUNITIES. EVERYONE AND EVERYTHING ISAlways Safe

CODE OF CONDUCT 9 SAFETY IS IN YOUR HANDS No matter where you work or what job you do, you have a responsibility to promote a safe UGI. This means: Supporting the wellbeing of yourself and your colleagues Doing all tasks safely Following all Company policies and procedures Being aware of what is going on around you Addressing potential hazards immediately Never walking past a safety concern without addressing it If you see a colleague about to perform a task unsafely, it is not just your right to speak up… it is your responsibility. PHYSICAL SECURITY We maintain secure facilities to protect our employees, assets, and operations through access controls, security systems, and emergency preparedness. Stay alert and help keep our workplaces secure. Report security concerns or suspicious activity to your manager or Security immediately. I AM SAFE

CODE OF CONDUCT 10 SUBSTANCE ABUSE We are all responsible for showing up ready to work safely. Never come to work or perform UGI duties under the influence of alcohol, illegal drugs, or medications that could impair your performance or judgment. Impairment puts everyone at risk. You may not possess, use, or distribute illegal or prohibited substances at work or while conducting UGI business. If you believe a coworker is impaired, notify your manager immediately. Speaking up protects everyone’s safety. — WORKPLACE VIOLENCE Everyone deserves to work in a safe environment, free from fear and violence. We are all responsible for maintaining a workplace where every person feels secure. UGI has zero tolerance for workplace violence in any form, including verbal or physical threats of harm, intimidation, harassment, or assault. We are committed to preventing violence and protecting one another. Weapons are prohibited on Company property and while conducting UGI business, except where specifically required or permitted by law. If you witness or experience any threats or violence, speak to your manager immediately. I AM SAFE HOW CAN I HELP? 01 Report all safety incidents and near-misses immediately (for emergencies, contact your local Emergency Services), even minor ones matter. 02 Safety is everyone’s responsibility. Never withhold information, discourage reporting, or suggest that incidents do not need to be documented. 03 Escalate concerns through appropriate channels immediately. 04 If you are struggling or a colleague needs support, connect with your manager or Human Resources to learn about available resources. 05 Stay alert to your surroundings. Report suspicious activity, unauthorized individuals, or security concerns to your manager.

I AM RESPECTFUL

SUPPORT EQUAL OPPORTUNITY AND NON-DISCRIMINATION

Different backgrounds, experiences, and perspectives make UGI stronger. Our employees deserve a fair, inclusive, and welcoming workplace where everyone can thrive.

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STRENGTH IN INCLUSION

We are a global company and expect you to always represent the best of UGI. That means being professional and honoring the cultural differences of our employees, business partners, and customers. Remember, what is acceptable in one location may not be acceptable in another, so always follow our Code.

Help us maintain an inclusive work environment by always being respectful of others' differences.

EQUAL EMPLOYMENT OPPORTUNITY

UGI is an equal opportunity employer. Fair employment decisions are based on Company needs, job requirements, skill and qualifications. We comply with all applicable employment laws and regulations. We do not tolerate discrimination against anyone based on characteristics protected by law. Some examples of "characteristics protected by law" include age, race, religion, gender, marital status, national origin, veteran status, disability, and sexual orientation.

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HOW CAN I HELP?

01 Be open to and embrace different points of view.

02 Be fair in all employment decisions (such as hiring, training, promotions, and compensation).

03 Speak up if you feel you are a victim of discrimination or suspect that someone else is.

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I AM RESPECTFUL

PROMOTE DIGNITY AND RESPECT.



SAFEGUARD AGAINST HARASSMENT

Everyone deserves to work in an environment free from harassment, including sexual harassment, bullying, and abusive conduct. We are all responsible for treating one another with dignity and respect. UGI does not tolerate harassment of any kind. We are committed to maintaining a workplace where everyone can contribute without fear of intimidation or mistreatment.

Harassment takes many forms, such as offensive comments, jokes, slurs, unwelcome touching, intimidation, aggressive behavior, or inappropriate images or displays. It can occur at work, at work-related events, or outside of work. It can happen between any individuals regardless of their relationship or position, including with business partners.

If you witness or experience harassment, report it to your manager, Human Resources, or through our Open Door Policy. Managers have a particular obligation to report any conduct that may violate this policy, whether they observe it, experience it, or learn about it. Speaking up protects our culture and each other.

We will not tolerate harassment in any form or in any place.

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CODE OF CONDUCT 13 BE YOUR BEST Q: My manager makes offensive comments that make me uncomfortable. I have asked them to stop, but I am worried about retaliation if I report it. What should I do? A. You are entitled to do your work free of intimidating, hostile, harassing, or offensive behavior from anyone, including your manager. Report the conduct immediately to another member of management or any other resources listed in the Code. UGI does not tolerate any form of retaliation against anyone who raises a concern. HOW CAN I HELP? 01 Help promote a positive workplace so that all employees thrive. Do not ignore harassment, abusive conduct, or bullying. 02 If you see or suspect harassment, speak up without fear. UGI prohibits retaliation against anyone who shares a concern. BE INFORMED Anti-Harassment and Anti-Discrimination Policy YOUR ROLE IN PREVENTION If you see or suspect harassment, say something. If you are uncomfortable saying something directly, report your concerns. I AM RESPECTFUL

CODE OF CONDUCT 14 > PARTNER ETHICALLY WITH CUSTOMERS We do not only meet customer expectations; we exceed them. — EVERY CUSTOMER MATTERS Our customers are why we are here. Earn trust by conducting business with integrity and fairness. Be transparent and honest in all interactions. Never manipulate, conceal, or misrepresent facts. Give them an experience that is positive, safe, reliable, and responsive. ETHICAL ADVERTISING AND MARKETING A variety of laws and regulations impact the way we advertise and market our products and services, and we must comply with them. Be honest and accurate in all advertising, sales, and promotional materials. That means the information you provide must... If you have any questions on how to advertise and market responsibly, contact your Marketing Department or the Legal Department. HOW CAN I HELP? 01 Create positive customer experiences by being professional, responsive, and genuinely helpful. When you cannot answer a question, connect customers with someone who can. 02 Protect customer data and respect their privacy. Never use their information without permission and always honor requests to stop contact. Accurately reflect the quality, features, availability, and price of our products and services. Follow approved branding guidelines. Comply with applicable laws and regulations. 0201 03 I AM ETHICAL

15 PARTNER ETHICALLY WITH THIRD PARTIES We commit to integrity in every relationship. — MUTUAL TRUST AND RESPECT Our third parties act as an extension of UGI. Positive, productive relationships with third parties do more than help us meet our obligations and grow successfully; they reflect our Values and build lasting trust. PROCUREMENT INTEGRITY When bidding on contracts, we follow all proposal guidelines and competition rules without exception. Our decisions are always based on merit, quality, price, and service, rather than personal relationships. We compete fairly and honor both the letter and spirit of laws designed to promote full and open competition. — CHOOSING THIRD-PARTY PARTNERS When selecting third-party partners for UGI: We check potential partners before working with them. We select reputable parties and ensure they follow ethical practices. We require them to have proper insurance, licenses and certifications. All agreements with third parties must be in writing. Partners must review our Code and understand our requirements before signing. — PROTECTING OUR REPUTATION UGI’s reputation depends on both our actions and our partners’ actions. One misstep by a third party may result in significant legal consequences and damage UGI’s hard-earned reputation. Choosing the right partners, ones who share our high ethical standards, is key. CODE OF CONDUCT Always follow our policies. Base decisions on objective criteria, such as quality, price, and service. Watch for conflicts of interest. Never let personal relationships and activities interfere with business decisions. 0201 03 I AM ETHICAL

CODE OF CONDUCT 16 ENHANCED SUPPLY CHAIN RESPONSIBILITY We work to understand and influence the practices of our entire supply chain, including our business partners’ suppliers when practical and appropriate. Choosing ethical suppliers is just the beginning. We continuously monitor our partners. We check their work regularly and visit their sites when needed. We end relationships with partners who violate our standards or refuse to fix problems. HOW CAN I HELP? 01 Report third-party conduct concerns immediately to the Legal Department and the Procurement Department. 02 If you discover potential human rights violations (including child labor, forced labor, or unsafe working conditions) in our supply chain, report immediately to the Legal Department and the UGI Ethics & Compliance Group. I AM ETHICAL

17 PARTNER ETHICALLY WITH THE GOVERNMENT We are responsible, reliable partners who demonstrate integrity and meet our obligations through transparency and accountability. — KEEPING OUR COMMITMENT We know that working with the government is a serious responsibility. We must comply with all applicable laws, internal policies, and contractual obligations governing our operations. Always provide services ethically, compete fairly, and act responsibly in fulfilling obligations to, and meeting expectations of, our stakeholders. OUR REGULATORY FOUNDATION Our business operations are subject to extensive oversight from federal, state, and local regulatory agencies (including those that govern regulated utilities). Through our commitment to regulatory excellence, we meet our service obligations, which protects our customers, employees, communities, and provides value to shareholders. We proactively identify and remediate issues before they escalate, especially safety-related matters. We train employees on proper protocols for communicating with government agencies, ensuring they understand the critical importance of accuracy, completeness, and timeliness in all engagements. UGI complies with all applicable public utility commission and Federal Energy Regulatory Commission (FERC) Standards of Conduct and we adhere to state competitive safeguard requirements, ensuring our affiliates do not provide each other with unfair market advantages. Through compliance with all applicable regulations and standards, we deliver safe and reliable energy service to our customers. The Company maintains a comprehensive compliance framework designed to prevent, detect, and respond to potential violations of laws, regulatory requirements and Company policies. CODE OF CONDUCT I AM ETHICAL

18 GIFTS AND BUSINESS COURTESIES The laws governing what we can give to government partners are extremely strict. We never give anything of value to government officials without advance approval from both the UGI Ethics & Compliance Group and the Legal Department. When you are unsure whether something might be considered “of value,” always seek approval first rather than risk a violation. — GOVERNMENT INQUIRIES AND INVESTIGATIONS If you are contacted by government officials for audits or investigations: • Follow your business unit’s specific protocols. If they do not cover that event: – Contact Legal immediately for guidance. Only authorized personnel may communicate with regulatory bodies. • Be truthful, accurate, and complete in all communications. CODE OF CONDUCT HOW CAN I HELP? 01 Treat government relationships with the seriousness they deserve. 02 Report concerns about government relationships to the Legal Department immediately. — BE INFORMED Gifts and Entertainment Policy I AM ETHICAL

I AM ETHICAL

COMPETE FAIRLY

PRICE FIXING AND SUPPRESSING COMPETITION

Most countries have laws designed to keep the global marketplace thriving. These laws vary from country to country, and they may be complex, but we are committed to complying with them. Understand how competition laws affect your day-to-day work and avoid any conduct that might look like a violation.

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WHAT TO AVOID

Never agree with competitors to manipulate pricing, divide markets, restrict sales, or interfere with bidding processes.


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We promote a free and open marketplace where consumers have choices, and everyone may compete.

HOW CAN I HELP?

01 When interacting with competitors at events or conferences, avoid discussing pricing, customers, or business strategies. If they discuss these topics, politely decline and report the incident to the Legal Department.

02 Research competitors using only public information sources, never through deception or unethical means.

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BE YOUR BEST

Q. *Can I pretend to be a customer to get competitor pricing?*

A. **NO**. Never misrepresent yourself to gather competitor information. You may only use publicly available sources like industry reports, published research, and company websites. When in doubt, ask the Legal Department.

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CODE OF CONDUCT 20 WHAT IS A BRIBE? Bribes are not just cash, they include gifts, entertainment, job offers, investments, or any favor offered to influence business decisions. If in doubt, do not offer it. Facilitating payments, also called “grease” payments, are small payments, made to low-level government officials to speed up routine government actions such as: Processing permits, licenses, visas, and work orders Obtaining customs clearance Providing phone service, power, and water Loading and unloading cargo UGI prohibits all facilitating payments, even in countries where they may be legal. — WHEN GOVERNMENT OFFICIALS ARE INVOLVED UGI’s policy is simple: never bribe anyone, anywhere. This includes influence peddling and using government contacts for special treatment in exchange for payment. NEVER BRIBE We do business with integrity, without offering or accepting bribes or asking anyone to bribe for us. — BUSINESS WITHOUT BRIBERY OR KICKBACKS Bribery and corruption may harm our customers, communities, and the global marketplace, so we follow the laws designed to prevent it, everywhere we operate. Never offer, give, promise, or accept anything of value, either directly or indirectly, to win business, keep business, or gain an unfair advantage. We comply with all anti-corruption laws wherever we operate, including the U.S. Foreign Corrupt Practices Act (FCPA) and similar international laws like France’s SAPIN II. These laws have serious penalties and apply to our operations worldwide. I AM ETHICAL

CODE OF CONDUCT 21 HOW CAN I HELP? 01 Choose and monitor third parties carefully, we are responsible for their actions on our behalf. 02 Learn to recognize potential bribes and check policies before offering or accepting anything of value. 03 Keep our accounting records accurate and detailed enough so that anyone can understand what was given or received. 04 Report any requests for unusual payments or “facilitation fees” immediately. — BE YOUR BEST Q. My manager has asked me to offer a payment to a government official, just to help us get permits and licensing a little faster to do business in another country. Is it OK? A. NO. Laws related to these payments may differ by country but remember UGI prohibits them in all cases. It is never permissible to offer a payment to a government official on behalf of UGI, even if it is otherwise permitted by local laws. Ask the Legal Department for guidance on how to proceed. — BE INFORMED Anti-Bribery and Anti-Corruption Policy I AM ETHICAL

I AM **SECURE**



PROTECT UGI ASSETS

Protecting our assets helps us do our jobs, serve our customers, and build an even better UGI.

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UGI DEPENDS ON YOU

Use Company assets properly and protect them from loss, theft, and misuse. This includes equipment (computers, phones, vehicles), financial tools (company cards), systems and data, your work time, and our commodities.

Stay alert for red flags such as unusual expense patterns, lifestyle changes inconsistent with salary, reluctance to take time off, or resistance to normal oversight. Ensure proper segregation of duties and approval processes in your area.

Managers also play a critical role in protecting UGI assets and preventing fraud. Perform all assigned internal controls completely and thoroughly, never take shortcuts or "pencil-whip" required reviews, approvals, or audits. Set the tone through your own actions and clear expectations.

HOW CAN I HELP?

01 Never borrow, lend, sell, or give away UGI property without proper authorization.

02 Report potential data breaches to GISG@ugicorp.com immediately.

03 Stay vigilant. *Report suspected theft, fraud, or abuse through appropriate channels* and *cooperate fully with audits*.

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BE YOUR BEST

Q. *I am working on a personal project at home over the weekend and would like to borrow some Company-owned tools. Is this allowed?*

A. **NO**. Using Company-owned equipment for personal use is not permitted.

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CODE OF CONDUCT 23 SECURE CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY Information drives everything we do, so we must collect it, use it, and handle it responsibly. INFORMATION ABOUT UGI We protect UGI’s information and respect others’ confidential information equally. All UGI information has different levels of protection. Public information can be shared freely. Internal information stays within UGI. Confidential information needs special protection. Handle information based on its sensitivity level. Store data only in approved systems, and report any suspected data breaches immediately to IT Security. WHAT WE PROTECT UGI’s information includes trade secrets, business plans, intellectual property, and confidential information from customers, employees, vendors, partners, and third parties. I AM SECURE

CODE OF CONDUCT 24 HOW CAN I HELP? 01 Use a “need to know” approach. Access only information required for your job and share only with authorized individuals. 02 Secure sharing. Ensure confidentiality agreements are in place before sharing with external parties. 03 Report breaches immediately. Contact your manager and IT about any suspected data loss, theft, or unauthorized access. 04 If you leave UGI, promptly return all Company information in your possession. 05 Follow protocols for record storage, legal holds, and disposal requirements. — BE YOUR BEST Q. I think I may have fallen for a phishing email and entered my login credentials. What should I do? A. Immediately contact IT Security, change your passwords right away, and monitor your accounts for unusual activity. Report the incident even if you are not certain. It is better to be safe than sorry. I AM SECURE

CODE OF CONDUCT 25 MAINTAIN PRIVACY We handle personal information with care and respect individual privacy. BUILDING TRUST UGI carefully follows all applicable data privacy laws and regulations and is committed to handling personal information the right way. We rely on you, as an employee, to protect the personal information from unauthorized access, loss, or misuse. — Personal information is defined as any data that can directly (or indirectly) identify someone, such as a person’s: • Name • Address • Email • Phone number • Bank or credit card information • Identification number (i.e. Social Security Number) • Birth date • Benefits, pay, or performance information • IP address • Geolocation • Account passwords • Biometric information • Household information I AM SECURE

I AM SECURE

HOW CAN I HELP?

01 Handle personal information carefully and protect it from unauthorized access, loss, or misuse.

02 Collect only what is needed, use it only for business purposes, and keep it accurate, complete, and up to date.

03 Verify all requests for sensitive data before responding, even from internal teams or known partners.

04 Keep personal information only as long as necessary, then securely delete or anonymize it.

05 If you suspect a potential breach, leak, or compromise affecting confidentiality, integrity, or availability of personal information, speak up right away.

BE YOUR BEST.

Q. *A coworker accidentally sent me an email containing personal information about some of our customers. I am not authorized to have the information she sent. What should I do?*

A. Report this immediately to UGI's Data Protection Officer. Do not read, forward, or save the information. Delete it from your inbox and your deleted items folder. Quick actions help protect our customers' privacy.

BE INFORMED.

Global Privacy Policy

If you have any questions about data privacy, contact UGI's Data Protection Officer (DPO) at Privacy@ugicorp.com.

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USE AI RESPONSIBLY Artificial Intelligence (AI) is a tool that helps us work better, but it needs human judgement and oversight. AI enhances our efficiency and productivity, but we must use AI responsibly, transparently, and with strong safeguards. — OUR AI APPROACH We use AI in a way that is transparent, fair, and safe. We protect Company information (including information about our customers, employees, and third parties). We make sure that AI helps people, not harms them. We stay in control of all AI decisions. AI can analyze data and help us handle routine tasks so that we can focus on more important work. All use of AI must adhere with our AI Governance policy. WHAT WE DO NOT USE AI FOR We are all responsible for using AI tools thoughtfully and safely. Only use UGI-approved AI tools when handling Company data. Always apply human judgment to AI outputs before relying on them. AI assists our decision-making but does not replace it. Never use AI to create content that misrepresents UGI or its activities. Ensure your AI use complies with all UGI policies, including those covering security and data protection. Using AI responsibly protects our organization and maintains trust with our stakeholders. 27CODE OF CONDUCT I AM SECURE HOW CAN I HELP? 01 Be careful with AI tools. Never put confidential UGI information into free public AI tools. For work tasks, you should use company-approved tools. Ask IT or your manager if you are not sure which tools are approved. 02 Disclose when AI helps to influence your decisions. 03 Report AI-related concerns to IT immediately. 04 Always verify AI outputs before acting on them. — BE INFORMED AI Governance Policy

I AM **SECURE**

KEEP GOOD RECORDS

ACCURATE RECORDS BUILD TRUST AND ENABLE US TO MAKE BETTER DECISIONS.

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Everyone's Responsibility

Accurate recordkeeping is not just for accountants, it is for all of us. When you complete timesheets, expense reports, sales orders, or safety logs, you impact UGI's records and our ability to make good business decisions.

Record everything accurately, completely, and timely. Document what really happened, when it happened, and keep supporting documentation. Use only approved systems, follow approval processes, and ask questions rather than guessing when unsure.

HOW CAN I HELP?

01 Never misrepresent facts or bypass our systems.

02 Follow record retention tables and never delete information during legal holds, even if normal guidelines say it is time to dispose.

03 Report issues immediately. Speak up about errors, unusual patterns, pressure to alter records, or any concerns about company disclosures.

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BE YOUR BEST

Q. *At quarter-end, my manager asked me to record some additional expenses, even though the supplier has not started working yet or sent us invoices. I am sure the work will be completed in the next quarter, so I did as I was asked. Did I do the right thing?*

A. **NO, YOU DID NOT**. Costs should be recorded in the period in which they are incurred. Misrepresenting the facts in this way distorts what really happened and could amount to fraud. Report the incident to any member of management, the UGI Ethics & Compliance Group, or the UGI Integrity Helpline.

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CODE OF CONDUCT 29 HONESTY AND TRANSPARENCY Trust is everything at UGI. We are committed to complete honesty in all our actions. Fraud occurs when someone deliberately tries to deceive someone to gain an unfair advantage. Fraud typically involves misrepresentations or misleading or false statements. RECOGNIZE AND REPORT Stay alert for potential warning signs such as unusual financial activity or signs of tampering, incomplete or missing records or supporting documentation, bypassing or overriding controls or procedures, and unauthorized transactions or excessive expense reports. HOW CAN I HELP? 01 Share fraud concerns immediately and cooperate fully with any investigations. 02 Take fraud controls seriously and maintain accurate, honest records in all work. 03 Disclose required information and never make false claims. Report concerns immediately. Suspicions alone are worth sharing. PREVENT FRAUD Our success comes from hard work, never from deception or fraud. I AM SECURE

CODE OF CONDUCT 30 AVOID CONFLICTS OF INTEREST We act in UGI’s best interests and avoid situations that may create conflicts. — WHAT IS A CONFLICT OF INTEREST? A conflict of interest happens when your personal interests interfere, or appear to interfere, with the decisions you make for UGI. Common examples include using your position for personal gain, outside employment with competitors, financial investments in UGI partners, and supervision of family members or close friends. — DISCLOSING A CONFLICT If you suspect you may have a conflict, disclose the situation to the UGI Ethics & Compliance Group or the Legal Department. With prompt disclosure, many conflicts may be avoided or managed. Here are some other situations to watch out for: Taking a business deal or opportunity for yourself that you discover through your work at UGI Accepting a second job or starting a side business that conflicts with your work at UGI and without UGI’s consent Accepting a role as a board or committee member that interferes with your obligations to UGI Offering or accepting gifts, meals, or entertainment that are frequent, excessive, or lavish and appear to create some obligation for UGI I AM HONEST

I AM HONEST

HOW CAN I HELP?

01 Understand that conflicts may extend to family members' and close friends' activities.

02 Use the "appearance test" by asking yourself if your actions may appear to create a conflict to others inside or outside UGI.

03 Disclose early. Contact the UGI Ethics & Compliance Group or the Legal Department when you are unsure about any situation.

BE YOUR BEST.

Q. *My employee (or their family member) owns a side business that performs a variety of services (including office cleaning, lawn mowing, and snow removal). May I use this vendor to work as a contractor for our location?*

A. You should seek guidance from your respective Human Resources Department and the UGI Ethics & Compliance Group about this situation, as decisions are made on a case-by-case basis.

BE INFORMED.

Conflicts of Interest Policy

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Business Courtesy or Bribe? An inexpensive thank-you gift, an informal dinner after a meeting, an offer to attend a minor sports event, these are normal and customary ways to build business relationships. But when a gift or offer goes too far or is offered too frequently, it may look like a bribe or create a conflict of interest. CODE OF CONDUCT 32 HANDLE GIFTS AND ENTERTAINMENT APPROPRIATELY Declining an Offer If you are offered a gift that does not follow our guidelines, politely decline, or return the gift, and explain UGI’s policy. If you are concerned that declining the gift might offend the giver (due to cultural reasons, for example), accept the gift on behalf of the Company and contact your manager and the UGI Ethics & Compliance Group so we may determine what to do with it. A GIFT OR OFFER OF ENTERTAINMENT THAT PLACES YOU UNDER SOME OBLIGATION OR INFLUENCES YOUR DECISION-MAKING IS NEVER OK. BE COURTEOUS IN BUSINESS, BUT DO NOT OFFER OR RECEIVE INAPPROPRIATE GIFTS. I AM HONEST

CODE OF CONDUCT 33 GIFTS AND ENTERTAINMENT ARE ACCEPTABLE WHEN THEY ARE: Legal Nominal in value Infrequently offered Customary and have a legitimate business purpose An event where both the business partner and UGI employee attend GIFTS AND ENTERTAINMENT ARE IMPROPER WHEN THEY ARE: Illegal Lavish Cash or a cash equivalent in any amount (like gift cards) A quid pro quo offer (I give you this, you give me that) Special tickets (like for the Super bowl or World Cup) An “adult” form of entertainment (like a strip club) Passed to another uninvolved employee Offered to a government employee I AM HONEST

I AM HONEST

HOW CAN I HELP?

01 Know and follow UGI's guidelines for appropriate gifts and entertainment.

02 Remember the rules for what you may give to a government official are extremely strict. Never offer or give anything (either directly or indirectly) to a government official without first obtaining approval from the UGI Ethics & Compliance Group or the Legal Department (see Never Bribe and Be a Good Government Partner for more information.)

BE YOUR BEST.

Q. *A supplier invited me to a local sporting event and gave me a free ticket. May I attend the game?*

A. **YES,** if the supplier attends with you, it is offered infrequently, and it is a regular season game rather than a premium event like championships. Ensure it does not create any appearance of improper influence.

BE INFORMED.

Gifts and Entertainment Policy

CODE OF CONDUCT

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CODE OF CONDUCT 35 HOW CAN I HELP? 01 Do not take chances. If you are not sure if information is inside information, treat it like it is and ask the Legal Department before trading on it or tipping others to trade. 02 Be aware that you are prohibited from trading on inside information even if you leave UGI. If you have any questions about insider trading, contact the Trading Clearance Team at tradingclearanceteam@ugicorp.com. — BE YOUR BEST Q. Through my work, I learned non-public information about a supplier’s expansion plans. Can I buy their stock? A. NO. This is “material, nonpublic information” and trading on it would be illegal insider trading. You also cannot share this information with others. Wait until the information is announced publicly. — BE INFORMED Insider Trading Policy PROTECT INSIDE INFORMATION We believe in fairness and stability in the financial markets, so we do not trade on material, nonpublic (inside) information. — W H AT I S I N S I D E R T R A D I N G ? Working for UGI may expose you to information about our Company, or companies with which we do business, that is not available to the public and could be considered “material” (influencing an investor to buy, sell, or hold stock or other securities in that company). Trading based on information like this is called “insider trading,” and it is illegal. It is also illegal to pass a “tip” to someone else that they then use to trade. Do not Trade, Do not Tip. Know the kinds of information considered “inside information,” and follow our policies to protect that information from illegal use or disclosure. I AM HONEST

CODE OF CONDUCT 36 FOLLOW TRADE LAWS We do business around the world, following trade laws and serving with integrity. IMPORTS AND EXPORTS A variety of laws, regulations, and restrictions apply whenever we import or export products, services, information, or technology. Know and follow the laws in the country (or countries) where you work as well as any additional laws that may apply to your import and export activities. Our global transactions should ALWAYS be accurate and complete and include all classifications, clearances, and documentation. They should never involve boycotts, or deal with embargoed or sanctioned countries or entities, include facilitating payments. If your work involves our supply chain, we also expect you to know and understand the requirements that apply to our suppliers’ products, services, and technologies. ECONOMIC SANCTIONS AND EMBARGOES As a U.S.-based company, UGI complies with all applicable trade embargoes and economic sanctions. This means that we do not conduct business with fully restricted countries, companies, or individuals. — HOW CAN I HELP? 01 Make sure that anything we import or export is properly classified in advance based on country of origin, destination, and end use and user. 02 Also make sure that all required documentation is completed. That includes labeling, licensing, permits, and approvals. 03 If someone asks you to participate in a boycott (or asks you for boycott-related information), contact the Legal Department. — BE INFORMED See the Preventing Bribery and Corruption section. I AM HONEST

I AM HONEST

PREVENT MONEY LAUNDERING

WE KNOW OUR CUSTOMERS AND RAISE CONCERNS ABOUT KEEPING ILLEGALLY EARNED FUNDS OUT OF OUR COMPANY.


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WHAT IS MONEY LAUNDERING?

Money laundering occurs when criminals hide illegal funds by moving them through legitimate businesses to make them appear legal.

Some warning signs of money laundering include:

- Large cash payments when checks or cards would be normal
- Unusual money transfers to or from other countries
- Customers who will not provide ID or business information
- Transactions that do not make business sense
- Customers asking for unusual payment methods
- Spending that does not match someone's stated income

—

HOW CAN I HELP?

01 Know and monitor customers. Verify who they are and check their reputation.

02 Watch for unusual transaction patterns or payments that do not make business sense.

03 Keep records of suspicious activities and report concerns immediately to your manager or the Legal Department without warning the customers involved. Cooperate fully with investigations.

CODE OF CONDUCT
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CODE OF CONDUCT 38 COMMUNICATE WITH CARE We let authorized individuals speak for UGI to ensure consistent, accurate messaging. OUTSIDE INQUIRIES As a publicly traded company, UGI must carefully manage our public statements. They must be accurate and follow legal requirements. Whether you are at work or representing UGI elsewhere, your public communications on behalf of UGI may reflect on our Company, so always be appropriate and professional. Unless you are a designated spokesperson, do not speak on UGI’s behalf or give the impression that you do. If you are contacted by the media, investors, or market analysts and asked to discuss Company business, tell the person you are not authorized to respond and refer them to the appropriate team. For investor or financial inquiries: Corporate Investor Relations at Investors@ugicorp.com. For media inquiries: Corporate Communications at Communications@ugicorp.com. I AM KIND

CODE OF CONDUCT 39 SOCIAL MEDIA Social media is a great platform for sharing information and maintaining personal and business relationships. But when you use it, always use good judgment. Remember, you are responsible for what you post. Make sure your use does not violate our Code, our policies, or the law. Make it clear that your opinions are your own. You may not represent UGI. If you see posts on social media that you believe are inaccurate about UGI, do not try to correct them. Instead, contact Corporate Communications so that they may address it. Recognize that UGI supports your right to use social media, but remember, online communications may live forever. If you have questions, ask your manager. HOW CAN I HELP? 01 Do not speak on UGI’s behalf unless you are authorized. Refer all inquiries to Corporate Communications. I AM KIND

We never knowingly do business with any individual or company that violates employment laws or engag- es in human rights abuses. We expect the same level of commitment from our suppliers to source responsibly, monitor their suppliers, and take corrective action when needed. CODE OF CONDUCT 40 PROMOTE HUMAN RIGHTS We believe in preserving the dignity and freedom of every individual. STAY ALERT We conduct UGI’s business in a way that respects the human rights and dignity of all. We also support international efforts to promote and protect human rights. Respecting human dignity includes taking actions that promote inclusivity, making reasonable accommodations, and protecting the rights and dignity of everyone who contributes to our business. — We prohibit the following in our supply chain and require our suppliers to do the same: • Slavery • Human trafficking • Child labor • Forced labor • Unfair pay or working hours • Dangerous working conditions • Physical punishment HOW CAN I HELP? 01 Report any suspicion or evidence of human rights abuses in our operations or in the operations of our suppliers. — BE INFORMED Human Rights Policy I AM KIND

CODE OF CONDUCT 41 HOW CAN I HELP? 01 Learn the meaning behind UGI’s Purpose to “Deliver Positive Energy Every Day” by visiting our ESG Report, which details our sustainable business practices and initiatives. 02 Carefully review our third parties to make sure we work with partners who have a reputation for responsible and sustainable operations. PROTECT OUR ENVIRONMENT We sustain and protect the environment wherever we live and work. GOOD STEWARDSHIP UGI is committed to using Earth’s natural resources responsibly. Both as a Company and as individuals, we follow all applicable environmental laws and regulations in the locations where we operate, including accurately reporting climate-related financial risks and greenhouse gas emissions as required. We also look for opportunities beyond what is legally required to be good environmental stewards in the way we operate our facilities, invest in alternative energy sources, provide consumers with energy-saving tips, and build partnerships with others on environmentally friendly projects. 03 Promptly report any environmental concerns, including leaks, spills, dumping, or discharging. 04 Reduce your environmental footprint. Practice recycling where available and reduce your consumption of water, energy, paper, and other resources. 05 If you are aware of or suspect an environmental violation anywhere in our operations (or with our third parties), speak up immediately. I AM KIND

CODE OF CONDUCT 42 SUPPORT COMMUNITIES We make a positive impact on communities around the corner and across the globe. — CHARITABLE ACTIVITIES We celebrate employees who make a positive difference in their communities. We encourage your personal involvement in charitable organizations and causes. Just make sure your activities never involve pressuring coworkers or business partners for support, and your participation follows local policies. UGI sponsors many initiatives designed to support communities. You are invited (but not required) to give your time and talents to help us advance education, community development, disaster response, and the environment. When UGI sponsors an event or contributes, we must receive appropriate local approval. If you have questions or concerns, contact Investor Relations or the Legal Department. I AM KIND

CODE OF CONDUCT 43 POLITICAL ACTIVITIES UGI encourages you to exercise your civic duty. When you engage in personal political activities, use your own time, your own funds, and resources. Make it clear that your views and actions are your own, you do not represent UGI. Also never ask your coworkers to support political candidates, parties, or committee organizations. If you plan to seek public office, notify your manager in advance. You, your manager, and the UGI Ethics & Compliance Group will need to discuss whether your official duties might affect your work for the Company. UGI’s political action committee (UGI/PAC) allows eligible employees to voluntarily donate personal funds to support political candidates who understand issues important to UGI and our industry in the United States. But strict rules and reporting requirements apply to these contributions. For more information, contact the Legal Department. HOW CAN I HELP? 01 Never let your personal interests interfere with your professional interests. Avoid conflicts of interest. Your charitable and/or political activities should never take away from the time or energy you bring to your job at UGI. 02 Get approval from your manager when volunteering or participating in charity events during working hours. 03 Be aware that neither UGI (nor the PAC) will reimburse you for any personal charitable or political contributions you make. 04 Get permission from the Legal Department before engaging in lobbying. I AM KIND

BEFORE YOU GO CODE OF CONDUCT 44 Thank You for Your Commitment Thank you for taking the time to read and understand our Code of Business Conduct and Ethics. More importantly, thank you for your commitment to living these Values every single day. We Make the Difference When we choose to be Problem Solvers, Owners, work Together, stay Innovative, and act with Courage, and when each of us commits to being Safe, Respectful, Ethical, Secure, Honest and Kind, we are not just living our Values. We are creating the trust that makes customers love our energy and helps employees thrive at UGI. Each “I am” commitment we make protects everyone and everything. When we speak up, stay alert, and look out for others, we make everything else possible. Every Ethical choice we make builds toward our vision of a future where customers truly love our energy. You are essential to making that happen, and we are grateful for your partnership. Remember, you are never alone in making tough decisions. When questions arise, reach out. We are all in this together. Keep Delivering Positive Energy Every Day Thank you for being part of our family and for choosing to do what is right, every day. Together, we will keep delivering positive energy every day while living our Values with pride. BE U. BE UGI. DELIVERING POSITIVE ENERGY Evy Day

CODE OF CONDUCT 45 NEED HELP? Talk to your manager, any member of management, or your local Human Resources representative. Contact information for other key resources is listed below. CONTACT CORPORATE COMMUNICATIONS Communications@ugicorp.com CORPORATE HUMAN RESOURCES HumanResources@ugicorp.com CORPORATE INTERNAL AUDIT DEPARTMENT InternalAudit@ugicorp.com CORPORATE INVESTOR RELATIONS Investors@ugicorp.com CORPORATE LEGAL DEPARTMENT LawDepartment@ugicorp.com TRADING CLEARANCE TEAM TradingClearanceTeam@ugicorp.com UGI’S DATA PROTECTION OFFICER Privacy@ugicorp.com UGI’S CYBERSECURITY GROUP GISG@ugicorp.com THE UGI ETHICS & COMPLIANCE GROUP Compliance@ugicorp.com THE UGI INTEGRITY HELPLINE Share your question or concern online Share your question or concern via phone: In the United States, call toll-free: 866-384-4272 For all other countries, access dialing instructions here This Code reflects current legal requirements and best practices as of January 2026. As regulations evolve, particularly in areas like supply chain due diligence, AI governance, and climate reporting, we will update our policies and provide additional training. Employees are responsible for staying informed about updates and may be required to complete additional training. Waivers and Exceptions Waivers of or exceptions to this Code are rare and require specific prior written approval from the Chief Compliance Officer. Any waiver or modification of this Code for an executive officer or director must be approved by UGI’s Board and promptly disclosed as may be required by laws and regulations, including the rules of the NYSE. Disclaimer Nothing in this Code should be read to limit employees’ rights in a way that contradicts local, state, federal, National Labor Relations Act and any other laws in applicable jurisdictions. This Code works in conjunction with, and does not replace, amend, or supplement any terms or conditions of employment stated in any valid collective bargaining agreement. This Code supersedes all prior versions published or distributed by UGI and the UGI family of companies, and all inconsistent oral or written statements.

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